CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 002-10806 on Form N-1A of our report dated February 25, 2010, relating to the financial statements and financial highlights of Nicholas High Income Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
January 28, 2011